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                                                                      EXHIBIT 11

                BRUSH ENGINEERED MATERIALS INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS

                                              THIRD QUARTER ENDED          NINE MONTHS ENDED
                                           -------------------------   -------------------------
                                             SEP 28        SEP 29        SEP 28        SEP 29
                                              2001          2000          2001          2000
                                           -----------   -----------   -----------   -----------
Basic:
  Average shares outstanding.............   16,548,410    16,315,523    16,508,784    16,248,733
                                           ===========   ===========   ===========   ===========
  Net income.............................  $(7,767,000)  $ 4,084,000   $  (286,000)  $10,231,000
  Per share amount.......................  $     (0.47)  $      0.25   $     (0.02)  $      0.63
                                           ===========   ===========   ===========   ===========
Diluted:
  Average shares outstanding.............   16,548,410    16,315,523    16,508,784    16,248,733
  Dilutive stock options based on the
     treasury stock method using average
     market price........................           --       205,505            --       143,702
                                           -----------   -----------   -----------   -----------
       Totals............................   16,548,410    16,521,028    16,508,784    16,392,435
                                           ===========   ===========   ===========   ===========
  Net income.............................  $(7,767,000)  $ 4,084,000   $  (286,000)  $10,231,000
  Per share amount.......................  $     (0.47)  $      0.25   $     (0.02)  $      0.62
                                           ===========   ===========   ===========   ===========